Exhibit 10.16

Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The omitted information is both (i) not material and (ii) information that the registrant customarily and actually treats as private or confidential.

TERMINATION, ASSIGNMENT, AND EXECUTIVE PRODUCER AGREEMENT

"Cancel Me" aka "15 Minutes"

This Termination, Assignment and Executive Producer Agreement ("Agreement") is entered into as of January 15, 2026, by and between Ambitious Entertainment Inc., a Nevada corporation with its principal place of business at 12 Water St., Suite 604, Vancouver, BC, Canada V6B 1A5 ("Company"), and HKCORPLA Inc., a California corporation with its principal place of business at 937 Palms Blvd., Los Angeles, CA 90291 ("Producer"). Company and Producer are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

THEREFORE, pursuant to good and valuable consideration, including the promises stated herein, the receipt and sufficiency of which is hereby acknowledged, the Parties do hereby AGREE as follows:

1. Background. The Parties previously entered into that certain Shopping Agreement dated March 27, 2025 (the "Shopping Agreement"), concerning the feature film project tentatively entitled "Cancel Me" aka "15 Minutes" (the "Project"). The Parties now desire to amicably terminate the Shopping Agreement and to modify their continuing respective rights and obligations regarding the Project, as well as Producer's participations and entitlements following termination.

2. Termination and Acknowledgment. Effective as of the date hereof, the Shopping Agreement is hereby terminated in its entirety. Neither Party shall have any further obligations to the other thereunder except as expressly provided herein. Company shall retain all rights to the Project, including those held by Producer but excluding the Retained Rights (as defined in section 3.5 below), and Producer shall have no further rights of ownership, control, or authority with respect to the Project, except in the Retained Rights and as expressly stated below.

3. Producer's Entitlements. As material consideration for Producer's past contributions and relinquishment of any claim to ownership in the Project other than the Retained Rights, Company agrees that Producer shall receive the following continuing entitlements in connection with the Project and any derivative or related productions:

3.1 Development Cost Reimbursement. Producer shall be entitled to full reimbursement by Company in the amount of [redacted] for out-of-pocket development costs incurred prior to termination, such reimbursement to be paid [redacted] within 20 business days of mutual execution of this Agreement, with commercially

reasonable efforts to provide within 10 business days, and [redacted] on or before commencement of principal photography for the Project.

3.2 Executive Producer Fee. Subject to the next sentence, Producer shall receive an Executive Producer fee of [redacted] for the first production based on the Project, payable in full upon commencement of principal photography for the Project. If the going-in production budget for the Project is [redacted] or above, Producer's Executive Producer fee shall be [redacted] of the going-in production budget, excluding bona fide, documented, third-party marketing expenses, payable in full upon commencement of principal photography for the Project.

3.3 Credits. Producer shall receive (i) a prominent Executive Producer credit on-screen for up to two individuals designated by Producer, on a sole card if one individual, or on a shared card only with each other if two individuals, and in in all paid advertising other than exclusions for congratulatory and award ads, and (ii) a "Company in Association With" credit for HKCORPLA Inc., subject to standard credit placement and size, but on a most favored nations basis with other Executive Producers, subject to third-party distributor approval. Company to use commercially reasonable efforts to require distributor to comply with these credits.

3.4 Profit Participation. Producer shall be entitled to [redacted] of Company's share of net profits derived from the Project (including derivative and international productions other than the Reserved Rights), with net profits defined (i) if Company or an affiliated entity is the distributor, in a definition to be negotiated in good faith by Producer and Company, but such definition to be no less than on a most favored nations basis with the definition given to other profit participants on the Project, and to not include any deduction for Company's overhead and/or administrative expenses, or (ii) if Company or an affiliated entity is not the distributor, by the net profits definition given to Company by the distributor. It is acknowledged that if the Project is financed by independent financiers (i.e., not a broadcast network, streaming service, or distributor), such financiers will receive repayment prior to net profits.

3.5 Territory Retention. Producer shall retain, and Company hereby irrevocably and exclusively licenses to Producer all rights and permissions relating thereto (in perpetuity, throughout the universe, in all media whether now known or hereafter invented),the exclusive rights to develop and produce one or more French-language versions of the Project (remake, sequel, prequel, original version, series, etc.), and all rights of any kind in such French-language versions, in perpetuity, throughout the universe, in all media whether now known or hereafter invented, subject to the earlier of a four month hold back from the domestic release or 24 months from the delivery of the final script from the writer, Adam Rose, to greenlight the Project for production, for the French release of the

Project (the "Retained Rights"). For clarity, Company is permitted to distribute the English-language version of the original Project in French-speaking territories, excluding French-speaking Canada, but the parties shall each meaningfully consult with each other in advance of such distribution to ensure that their respective development, production, and exploitation of a their version does not interfere with or hinder the production and distribution strategy of the other. Therefore, it is agreed that if a French language version produced by Producer should trigger this royalty to Adam Rose Entertainment, Inc., such royalty (the "French Language Obligation") shall be the sole obligation of Producer, which French Language Obligation shall be further noted in the Assignment Agreement provided for in section 7.

3.6 Consultation Rights. Producer shall have meaningful consultation rights regarding the Project, foreign rights and international sales of the Project, including review of major distribution or sales agency agreements prior to execution.

3.7 Derivative and International Productions. For all derivative productions, remakes, sequels, or international adaptations of the Project (excluding those produced pursuant to the Reserved Rights), up to two individuals designated by Producer shall be attached individually as Executive Producers and receive credit as such consistent with this Agreement and HKCORPLA Inc. shall receive a Company "In Association With" credit consistent with this Agreement and an Executive Producer fee, on commercially reasonable terms to be negotiated in good faith, with this Agreement serving as the floor for such future participation and compensation.

3.8 Access to Production Plan. Producer shall be furnished with a copy of the production plan going forward and to remain informed as to production progress.

4. Releases. Except as expressly provided herein, each Party hereby releases and forever discharges the other from any and all claims, demands, or causes of action arising under or related to the Shopping Agreement, whether known or unknown.

5. Governing Law and Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any dispute arising hereunder shall be submitted to binding arbitration administered by the Independent Film & Television Alliance (IFTA) in Los Angeles, California. The arbitration shall be conducted before a single arbitrator experienced in film and entertainment matters, and the prevailing Party shall be entitled to reasonable attorneys' fees and costs.

6. Acknowledgment of Mutual Intent. The Parties acknowledge that this Agreement represents an amicable resolution of all matters under the prior Shopping Agreement, that each Party has consulted with or had the opportunity to consult with counsel of its choosing, and that each enters this Agreement freely and voluntarily.

7. Cooperation and Further Assurances. The Parties agree to cooperate fully and in good faith in executing, delivering, and filing any and all documents and instruments reasonably necessary or customary to effectuate the intent and purposes of this Agreement. Subject to Company's compliance with the terms of this Agreement, Producer hereby assigns all of Producer's right, title, obligations, and interest in and to the Project to Company in perpetuity, excluding the Reserved Rights. Without limiting the generality of the foregoing, Producer shall, upon Company's reasonable request, execute and deliver an Assignment Agreement in favor of Company, assigning to Company all of Producer's right, title, interest, obligations, and responsibilities in and to the Project, excluding the Retained Rights, including without limitation all agreements, options, or understandings entered into by Producer with respect to the Project or any of its elements. Such assignment shall specifically include any and all agreements with the creator, writer, and lead talent Adam Rose or a loan-out agreement for Adam Rose, including that certain agreement between Producer and Adam Rose Entertainment, Inc. f/s/o Adam Rose entitled "Cancel Me – Writer Agreement" dated June 23, 2023, together with any related amendments, exhibits, or ancillary rights, all of which shall be deemed incorporated into such assignment ("Rose Agreement"). Company assumes all obligations and responsibilities of any kind in connection with the Project, including those set forth in Producer's agreements with Adam Rose or a loan-out company for the services of Adam Rose, including the agreement referenced in the preceding sentence, with the exception of the "French Remake Obligation", as referenced hereinabove at section 3.5 which shall remain the sole obligation of Producer. Each Party shall take all further actions and execute all further documents as may be reasonably necessary to carry out and give effect to the provisions and intent of this Agreement.

Company hereby releases and indemnifies Producer, and Producer's officers, employees, contractors, and representatives, from and against all claims, damages and liabilities relating to the Project, including any claims, damages, and liabilities arising out of the agreements assigned by Company hereunder.

8. Company shall obtain commercially reasonable liability insurance and errors and omissions insurance for the Project, and shall include Producer, and Producer's officers, employees, contractors, and representatives, as additional insureds on all such insurance policies. Company shall furnish Producer with a Certificate of Insurance evidencing such coverage prior to commencing principal photography for the Project.

9. Miscellaneous. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter herein and supersedes all prior discussions or writings. This Agreement may be executed in counterparts and by electronic signature, each of which shall be deemed an original. The provisions hereof shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns.

IN WITNESS WHEREOF, the Parties have executed this Acknowledgment and Termination Agreement as of the Effective Date.

COMPANY:
Ambitious Entertainment Inc.

By: ______________________________
Name: Kirk Shaw
Its: Copresident

PRODUCER:
HKCORPLA Inc.

By: ______________________________
Name: Lorne Hiltser
Title: Authorized Signatory